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                                                                    Exhibit 21.3

                                                               Jurisdiction
Subsidiaries of Kalama Chemical, Inc.                       of Incorporation
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Kalama Foreign Sales Corporation                                 Guam
Kalama Specialty Chemicals, Inc.                                 Washington